Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
NETGEAR, INC.,
SKJM HOLDINGS CORPORATION,
SKIPJAM CORP.,
MICHAEL SPILO,
JONATHAN DAUB,
FRANCIS REFOL,
DENNIS ALDOVER
and
ZHICHENG QIU
Dated as of July 26, 2006

TABLE OF CONTENTS

		Page
RECITALS

ARTICLE I

DEFINITIONS

1.1.	Specific Definitions	2
1.2.	Other Terms	9
1.3.	Interpretation	9

ARTICLE II

THE MERGER

2.1.	The Merger	10
2.2.	Closing	10
2.3.	Effective Time	10
2.4.	The Certificate of Incorporation	11
2.5.	The Bylaws	11
2.6.	Directors	11
2.7.	Officers	11

ARTICLE III

MERGER CONSIDERATION; EXCHANGE OF SHARES

3.1.	Effect on Capital Stock	11
3.2.	Escrow Fund	12
3.3.	Exchange of Certificates	12
3.4.	Adjustments to Prevent Dilution	13

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SKIPJAM

4.1.	Organization, Good Standing and Qualification	14
4.2.	Books and Records	14
4.3.	Capital Structure	15
4.4.	Corporate Authority; Approval and Fairness	15
4.5.	No Conflict; Governmental Filings	16
4.6.	Financial Statements	17
4.7.	Undisclosed Liabilities; etc	17

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EXHIBITS
EXHIBIT A – Form of Sole Stockholder Consent
EXHIBIT B – Form of Escrow Agreement
EXHIBIT C – Form of Berkowitz, Trager & Trager LLC Opinion

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AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of July 26, 2006, among NETGEAR, Inc., a Delaware corporation (“NETGEAR”), SKJM HOLDINGS CORPORATION, a Delaware corporation and a wholly owned subsidiary of NETGEAR (“Merger Sub”), SKIPJAM CORP., a Delaware corporation (“SkipJam”), MICHAEL SPILO, the sole stockholder of SkipJam (the “Sole Stockholder”) and in his capacity as Stockholders’ Representative, JONATHAN DAUB, FRANCIS REFOL, DENNIS ALDOVER and ZHICHENG QIU.
RECITALS
          WHEREAS, the respective boards of directors of each of NETGEAR, Merger Sub and SkipJam have approved the merger of Merger Sub with and into SkipJam (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;
          WHEREAS, the Sole Stockholder owns all of the outstanding shares of capital stock and other equity interests of SkipJam;
          WHEREAS, as a condition to closing and an inducement to NETGEAR entering into this Agreement, Michael Spilo, Jonathan Daub, Francis Refol, Dennis Aldover and Zhicheng Qiu (together, the “Designated Principals”) will enter into certain employment agreements with NETGEAR on or before the Closing Date, each of which agreements shall become effective not later than the Closing; and
          WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to NETGEAR’s and Merger Sub’s willingness to enter into this Agreement, the Sole Stockholder of SkipJam has executed and delivered a stockholders’ consent dated as of the date hereof and substantially in the form attached hereto as Exhibit A (the “Sole Stockholder Consent”) consenting to, approving and adopting this Agreement and the Merger;
          WHEREAS, SkipJam, NETGEAR and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
          1.1. Specific Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:
     “2005 Financial Statements” shall have the meaning set forth in Section 4.6.
     “Acquisition Proposal” shall mean (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving SkipJam and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power or of any class of equity securities of SkipJam, or 15% or more of the total assets of SkipJam, in each case other than the transactions contemplated by this Agreement.
     “Affiliate” means with respect to any Person, any director or executive officer of such Person and any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
     “Agreement” shall have the meaning set forth in the paragraph preceding the Recitals.
     “Assets” shall mean all of the properties and assets (real, personal or mixed, tangible or intangible, and including Intellectual Property), used or held for use in connection with or material to the continued operation of the business of SkipJam.
     “Balance Sheet Date” shall have the meaning set forth in Section 4.6.
     “Breaching Party” shall have the meaning set forth in Section 9.2.
     “Business Day” shall mean any day on which banks are not required or authorized to close in The City of New York or the State of California.
     “Bylaws” shall have the meaning set forth in Section 2.5.
     “Certificate” shall have the meaning set forth in Section 3.1(a).
     “Certificate of Merger” shall have the meaning set forth in Section 2.3.
     “Charter” shall have the meaning set forth in Section 2.4.
     “Claim” shall have the meaning set forth in Section 10.3(a).
     “Closing” shall have the meaning set forth in Section 2.2.

     “Closing Date” shall have the meaning set forth in Section 2.2.
     “Closing Share Number” shall mean the number of outstanding Shares at the Effective Time plus the number of Shares issuable by SkipJam upon the exercise of options, warrants or other rights to acquire Shares or upon conversion of securities convertible into or exchangeable, directly or indirectly, for Shares or such options, warrants or rights.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Contract” means any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, purchase order, lease, endorsement agreement, and other agreements, contracts, instruments, obligations, offers, commitments, plans, arrangements and understandings, written or oral, to which a Person is a party or by which any of its properties, assets or Intellectual Property may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.
     “Damages” shall have the meaning set forth in Section 10.2(a).
     “Designated Principals” shall have the meaning set forth in the Recitals.
     “DGCL” shall have the meaning set forth in Section 2.1.
     “Dissenting Stockholders” shall have the meaning set forth in Section 3.1(a).
     “Effective Time” shall have the meaning set forth in Section 2.3.
     “Environmental Health and Safety Law” means any Law, as in effect on the date of this Agreement, relating to: (i) the protection, investigation or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” shall mean any Affiliate of SkipJam and any Person that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as SkipJam, any other trade or business (whether or not incorporated) that is under common control with either of such companies (within the meaning of Section 414(c) of the Code), any organization that is, along with SkipJam, a member of an affiliated service group (within the meaning of Section 414(m) of the Code), and any entity required to be aggregated with SkipJam pursuant to Section 414(o) of the Code.

     “Escrow Account” shall have the meaning set forth in Section 3.2.
     “Escrow Agent” shall have the meaning set forth in Section 3.2.
     “Escrow Agreement” shall have the meaning set forth in Section 3.2.
     “Escrow Consideration” means $1,520,000.00.
     “Excluded Share” shall have the meaning set forth in Section 3.1(a).
     “Financial Statements” shall have the meaning set forth in Section 4.6.
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Entity” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any self-regulatory organization).
     “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Health and Safety Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon; or (C) any other substance that may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Health and Safety Law.
     “Indebtedness” means (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock, and any interest, premium, fees, penalties unpaid and owing with respect to the foregoing liabilities; (ii) all liabilities for the deferred purchase price of property; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (iv) any payment obligation in respect of interest under any existing interest rate swap or hedge agreement entered into with respect to any liabilities described in clauses (i) or (ii) above; (v) any negative cash or overdraft balances; and (vi) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and all liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured.
     “Indemnified Party” shall have the meaning set forth in Section 10.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.3(a)
     “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation Software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights existing anywhere in the world.
     “Intellectual Property Contracts” means all agreements concerning Intellectual Property to which SkipJam is a party, including without limitation agreements granting SkipJam rights to use the Licensed Intellectual Property, non-assertion agreements, settlement agreements, agreements granting rights to use Scheduled Intellectual Property (as defined in Section 4.18(a)), trademark coexistence agreements and trademark consent agreements.
     “Interim Financial Statements” shall have the meaning set forth in Section 4.6.
     “IP Warranties” shall mean Section 4.18.
     “IRS” shall have the meaning set forth in Section 4.10(b).
     “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, whether such equipment is owned by SkipJam or is subject to any license, lease, or other right provided to SkipJam by any third party.
     “knowledge” shall mean, with respect to SkipJam, the actual knowledge of any officer of SkipJam after reasonable inquiry and investigation.
     “Law” means any federal, state, local, foreign or international law, statute, ordinance, rule, regulation, treaty, judgment, order, injunction, decree, arbitration award or agency requirement of any Governmental Entity.
     “Licensed Intellectual Property” means Intellectual Property that SkipJam licenses or is otherwise permitted by other persons to use.

     “Licenses” shall mean (i) licenses of Intellectual Property by SkipJam to third parties, (ii) licenses of Intellectual Property by third parties to SkipJam, and (iii) agreements between SkipJam and third parties governing the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to Internet web sites.
     “Lien” means any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.
     “Material Adverse Change” shall mean any change, event, occurrence, fact, condition, development or effect that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.
     “Material Adverse Effect” shall mean, individually or in the aggregate, any a material adverse effect on (A) the current Assets, liabilities, properties, business, prospects, financial condition or results of operations of SkipJam or (B) the currently anticipated development of SkipJam’s products, technology or Intellectual Property, except, in the case of either (A) or (B), for any change, event, occurrence, fact, condition, development or effect resulting from or arising in connection with (i) the taking of any action required by the terms of this Agreement or (ii) any changes that SkipJam establishes are due to (x) changes or events that are attributable solely to general economic or business conditions in the United States or (y) changes or events solely affecting the principal industry in which SkipJam operates, which in either case do not disproportionately affect SkipJam.
     “Material Contract” shall have the meaning set forth in Section 4.13(a).
     “Merger” shall have the meaning set forth in the Recitals.
     “Merger Sub” shall have the meaning set forth in the paragraph preceding the Recitals.
     “Merger Sub Common Stock” shall have the meaning set forth in Section 3.1(b).
     “Multiemployer Plan” shall have the meaning set forth in Section 4.10(c).
     “Multiple Employer Plan” shall have the meaning set forth in Section 4.10(c).
     “NETGEAR” shall have the meaning set forth in the paragraph preceding the Recitals.
     “NETGEAR Indemnified Parties” shall have the meaning set forth in Section 10.2(a).

     “Non-Disclosure Agreement” shall have the meaning set forth in Section 7.2(b).
     “Order” shall have the meaning set forth in Section 8.1(b).
     “Organizational Documents” shall have the meaning set forth in Section 4.1(a).
     “Partial Tax Period” shall have the meaning set forth in Section 7.7(a).
     “Per Share Merger Consideration” shall have the meaning set forth in Section 3.1(a).
     “Permitted Liens” means (i) Liens for Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which adequate reserves are included in the Financial Statements, (ii) mechanic’s Liens, landlord’s Liens and warehouseman’s Liens securing obligations in the ordinary course of business that are not more than 30 days past due or are being contested in good faith by appropriate proceedings and for which adequate reserves are included in the Financial Statements or (iii) Liens incurred in the ordinary course of business that, individually or in the aggregate, do not and would not materially detract from the value of any of the property or Assets of SkipJam subject thereto or materially interfere with the use thereof as currently used or proposed to be used.
     “Person” shall be construed broadly and shall include any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
     “Plans” shall have the meaning set forth in Section 4.10(a).
     “Pre-Closing Period” shall have the meaning set forth in Section 7.7(a).
     “Proprietary Names” shall mean all trademark, servicemark, trade name, brand name or the like, whether registered or unregistered.
     “Pro Rata Indemnity Fraction” shall be a fraction: (i) in the case of the Sole Stockholder, for which (a) the numerator is 7,600,000 and (b) the denominator is 9,000,000, and (ii) in the case of each Designated Principal (other than the Sole Stockholder), for which (a) the numerator is the Retention Bonus which is payable by NETGEAR to such Designated Principal (other than the Sole Stockholder) in accordance with the terms of the Relocation and Retention Agreement referred to the definition of “Retention Bonus” to which such Designated Principal is a party, and (b) the denominator is 9,000,000.
     “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

     “Retention Bonus” means the amount referred to as the “Retention Bonus” in the Relocation and Retention Agreement, dated on or before the date hereof, by and between each Designated Principal (other than the Sole Stockholder) and NETGEAR.
     “Scheduled Intellectual Property” shall have the meaning ascribed to it in Section 4.18(a).
     “Share” shall have the meaning set forth in Section 3.1(a).
     “SkipJam” shall have the meaning set forth in the paragraph preceding the Recitals.
     “SkipJam Disclosure Schedule” means the disclosure schedule prepared by SkipJam and delivered to and acknowledged by NETGEAR prior to the execution and delivery of this Agreement.
     “SkipJam Software” shall mean Software owned by SkipJam or otherwise used with or in or incorporated into its products.
     “Software” shall mean computer software, programs and databases in any form, whether executable, binary or source code, together with input and output formats, source and object codes, program listings, data models, flow charts, outlines, narrative descriptions, operating instructions and supporting documentation, and includes the tangible media upon which such programs and documentation are recorded, as well as Internet web sites, web content and links, all versions, updates, corrections, enhancements and modifications thereof, and all related documents.
     “Software Products” shall have the meaning set forth in Section 4.18(m).
     “Sole Stockholder” shall have the meaning set forth in the paragraph preceding the Recitals.
     “Sole Stockholder Consent” shall have the meaning set forth in the Recitals.
     “Stockholders’ Representative” shall have the meaning set forth in Section 10.4(a).
     “Subsidiary” shall mean any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.
     “Surviving Corporation” shall have the meaning set forth in Section 2.1.
     “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”)

means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs, duties, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, windfall profits or other taxes, duties, fees or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
     “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Tax Warranties” shall mean Sections 4.8, 4.10(b) and 4.15.
     “Title IV Plan” shall have the meaning set forth in Section 4.10(b).
          1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.
          1.3. Interpretation.
          (a) In this Agreement, unless the context otherwise requires, references:
     (i) to the Recitals, Articles, Sections, Exhibits or Schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement;
     (ii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation include any successor to the section;
     (iii) to any Governmental Entity include any successor to that Governmental Entity; and
     (iv) to this Agreement are to this Agreement and the exhibits and schedules to it, taken as a whole.
          (b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
          (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

          (d) Whenever the words “herein” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated.
          (e) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
          (f) The terms “dollars” and “$” shall mean dollars of the United States of America.
ARTICLE II
THE MERGER
          2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into SkipJam and the separate corporate existence of Merger Sub shall thereupon cease. SkipJam shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its existence under the laws of the State of Delaware. The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, upon consummation of the Merger, all the rights, privileges, immunities, powers and franchises of SkipJam and Merger Sub shall vest in the Surviving Corporation and all restrictions, obligations, duties, debts and liabilities existing as of the Effective Time of SkipJam and Merger Sub shall be the restrictions, obligations, duties, debts and liabilities of the Surviving Corporation.
          2.2. Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Sullivan & Cromwell, 1870 Embarcadero Road, Palo Alto, California at 9:00 A.M. on the second Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VIII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) at such other place and time and/or on such other date as SkipJam and NETGEAR may agree (the “Closing Date”).
          2.3. Effective Time. As soon as practicable following the Closing, but in no event later than the Business Day immediately following the Closing Date, SkipJam and NETGEAR will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent date or time as SkipJam and NETGEAR shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

          2.4. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law.
          2.5. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.
          2.6. Directors. The parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws. Prior to the Effective Time, SkipJam shall take all actions necessary to obtain any resignations of its directors necessary to give effect to the provisions of this Section.
          2.7. Officers. The parties hereto shall take all actions necessary so that the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.
ARTICLE III
MERGER CONSIDERATION; EXCHANGE OF SHARES
          3.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of SkipJam:
          (a) Merger Consideration. Each share of Common Stock, no par value of SkipJam (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by NETGEAR, Merger Sub or any other direct or indirect wholly owned subsidiary of NETGEAR and Shares owned by SkipJam, and, in each case, not held on behalf of third parties as set forth on Section 3.1(a) of the SkipJam Disclosure Schedule, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive (subject to the terms and conditions of the Escrow Agreement) an amount per Share equal to (i) $7,400,000 divided by (ii) the Closing Share Number (the “Per Share Merger Consideration”). At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of such Shares shall thereafter represent only the right to receive (subject to the terms and conditions of the Escrow Agreement) the Per Share Merger Consideration, without interest.
          (b) Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, no par value of the Surviving Corporation.
          3.2. Escrow Fund. Prior to or simultaneously with the Closing, the Sole Stockholder and NETGEAR shall enter into an escrow agreement (the “Escrow Agreement”) with an escrow agent selected by NETGEAR and reasonably acceptable to the Sole Stockholder (the “Escrow Agent”), substantially in the form of Exhibit B attached hereto. Pursuant to the terms of the Escrow Agreement, promptly following the Closing, but in no event later than the Business Day immediately following the Closing Date, NETGEAR shall deposit the Escrow Consideration into an escrow account, to be managed by the Escrow Agent (the “Escrow Account”). Distributions of any Escrow Consideration from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Sole Stockholder shall constitute approval of the Escrow Agreement and all of the arrangements relating thereto.
          3.3. Exchange of Certificates.
          (a) Exchange Procedures. Upon surrender, on or before the Closing Date, to Merger Sub by the Sole Stockholder of one or more Certificates (or affidavits of loss in lieu thereof as provided in Section 3.3(b)) representing all Shares, NETGEAR shall pay or cause to be paid promptly after the Effective Time (and in any event within one Business Day) to the Sole Stockholder the aggregate amount payable pursuant to Section 3.1(a) (after giving effect to the deposit of the Escrow Consideration into the Escrow Account and to any required tax withholdings as provided in Section 3.3(d)). Such payment shall be made in immediately available funds to an account designated by the Sole Stockholder to NETGEAR in writing not less than two Business Days prior to the Closing Date. Any Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.
          (b) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by NETGEAR, the posting by such Person of a bond in customary amount and upon such terms as may be required by NETGEAR as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, NETGEAR will pay or cause the payment of an amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.
          (c) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. SkipJam shall give NETGEAR (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by SkipJam relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. SkipJam shall not, except with the prior written consent of NETGEAR, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.
          (d) Withholding Rights. Each of NETGEAR and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the holders of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax. To the extent that amounts are so withheld by the Surviving Corporation or NETGEAR, as the case may be, such withheld amounts (i) shall be remitted by NETGEAR or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holders of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or NETGEAR, as the case may be. Notwithstanding the foregoing provision of this Section 3.3(d), the parties do not currently anticipate, based on the information provided to such parties as of the date hereof, any withholding obligation in connection with the transactions contemplated herein.
          (e) Stock Transfer Books; No Further Ownership Rights. Commencing on the date hereof, the stock transfer books of SkipJam shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of SkipJam other than as required to comply with the terms of this Agreement. At and after the Effective Time, each holder of a Certificate shall cease to have rights as a stockholder of SkipJam, except for the right to surrender his Certificate in exchange for payment of the Per Share Merger Consideration and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation.
          3.4. Adjustments to Prevent Dilution. In the event that SkipJam changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SKIPJAM
          Subject to such exceptions as are specifically disclosed in the appropriately corresponding section of the SkipJam Disclosure Schedule (it being agreed that disclosure of any item in any section or subsection of the SkipJam Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent) SkipJam hereby represents and warrants to NETGEAR and Merger Sub that:
          4.1. Organization, Good Standing and Qualification. (a) SkipJam is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and Assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, has not had and is not reasonably likely to have a Material Adverse Effect or prevent, materially delay or impair the ability of SkipJam to consummate the transactions contemplated by this Agreement. SkipJam has made available to NETGEAR a complete and correct copy of SkipJam’s certificate of incorporation and bylaws (collectively, “Organizational Documents”), each as amended to date. SkipJam’s Organizational Documents so delivered are in full force and effect. SkipJam is not in violation of any of the provisions of its Organizational Documents. Section 4.1(a) of the SkipJam Disclosure Schedule contains a correct and complete list of each jurisdiction where SkipJam is organized and/or qualified to do business.
          (b) Except as disclosed in Section 4.1(b) of the SkipJam Disclosure Schedule, SkipJam does not (i) have any Subsidiaries or (ii) directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
          4.2. Books and Records. The books of account, minute books, stock record books, and other records of SkipJam, all of which have been made available to NETGEAR, are complete and correct in all material respects, and have been maintained in accordance with sound business and accounting practices. The minute books of SkipJam contain accurate and complete records, in all material respects, of all meetings held by, and corporate action taken by, the stockholders, the boards of directors, and committees of the boards of directors of SkipJam, and no meeting of any such stockholders, board of directors or committee has been held where matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.
          4.3. Capital Structure. The authorized capital stock of SkipJam consists of 5,000 Shares, of which 4,000 Shares were outstanding as of the close of business on the date hereof. All of the issued and outstanding Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have been issued in compliance with all applicable federal and state securities laws. There are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, commitments, preemptive or other rights or agreements of any kind that obligate SkipJam to issue or sell any shares of capital stock or other securities of SkipJam or any securities or obligations convertible or exchangeable into or exercisable for, or that give any Person a right to subscribe for or acquire, any securities of SkipJam, no securities or obligations evidencing such rights are authorized, issued or outstanding, and SkipJam has not reserved any shares of capital stock or other securities of SkipJam for issue at a future date. There are no voting agreements, trusts, proxies or other agreements, instruments or undertakings with respect to the voting of the capital stock of SkipJam to which SkipJam or, to SkipJam’s knowledge, any stockholder of SkipJam is a party. SkipJam does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the sole stockholder of SkipJam on any matter. As of the date hereof, the outstanding shares of SkipJam’s capital stock are owned as set forth in Section 4.3 of the SkipJam Disclosure Schedule. As of the Effective Time, (i) the outstanding shares of SkipJam’s capital stock shall be owned as set forth in Section 4.3 of the SkipJam Disclosure Schedule, and (ii) other than as set forth in Section 4.3 of the SkipJam Disclosure Schedule, there shall be no outstanding capital stock of SkipJam or capital stock of SkipJam issuable by SkipJam upon the exercise of options, warrants or other rights to acquire such capital stock or upon conversion of securities convertible into or exchangeable, directly or indirectly, for such capital stock or such options, warrants or rights.
          4.4. Corporate Authority; Approval and Fairness. (a) SkipJam has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, the Merger. Assuming the due authorization, execution and delivery of this Agreement by NETGEAR and Merger Sub, this Agreement is a valid and binding agreement of SkipJam enforceable against SkipJam in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

          (b) The board of directors of SkipJam has unanimously determined that the Merger is fair to, and in the best interests of, SkipJam and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and has recommended the adoption of this Agreement to the holders of Shares. No other corporate proceedings are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the filing and recordation of the Certificate of Merger and such other documents as required by the DGCL).
          (c) The requisite approval under the DGCL of the shareholders of SkipJam has been obtained by the delivery of the Sole Stockholder Consent. The Sole Stockholder Consent approves this Agreement, the Merger and the other transactions contemplated hereby in accordance with applicable Law and the Organizational Documents of SkipJam.
          4.5. No Conflict; Governmental Filings. (a) Except as provided in Section 4.5(a) of the SkipJam Disclosure Schedule, the execution, delivery and performance of this Agreement by SkipJam, and the consummation by SkipJam of the transactions contemplated hereby do not and will not constitute or result in (i) a conflict with, or a breach or violation of, SkipJam’s Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5(b) have been obtained and all filings and obligations described in Section 4.5(b) have been made or complied with, a conflict with or violation of any Law applicable to SkipJam or by which any property or Asset of SkipJam is bound or affected, (iii) a breach or violation of, a default under, the acceleration of any obligations under, or the creation of any Lien (with or without notice, lapse of time or both) on the Assets of SkipJam pursuant to, any Contract binding upon SkipJam or any Law or governmental or non-governmental permit or license to which SkipJam is subject or (iv) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clauses (ii), (iii) or (iv) above, for any conflict, breach, violation, default, acceleration, creation or change that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or prevent, materially delay or impair the ability of SkipJam to consummate the transactions contemplated by this Agreement. Section 4.5 of the SkipJam Disclosure Schedule sets forth a correct and complete list of Contracts of SkipJam pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (ii), (iii) and (iv) above).
          (b) Except as provided in Section 4.5(b) of the SkipJam Disclosure Schedule, other than (i) the filings and/or notices pursuant to Section 2.3, and (ii) such other consents, approvals, orders, authorizations, registrations, or filings that, if not obtained or made, would not, individually or in the aggregate, prevent, materially delay or impair the ability of SkipJam to consummate the transactions contemplated by this Agreement, no notices, reports or other filings are required to be made by SkipJam with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by SkipJam from any Governmental Entity, in connection with the execution and delivery of this Agreement by SkipJam and the consummation by SkipJam of the Merger and the other transactions contemplated hereby.
          4.6. Financial Statements. SkipJam has delivered to NETGEAR: (i) SkipJam’s unaudited balance sheet as of November 15, 2005 (the “Balance Sheet Date”) and the related unaudited consolidated income statement for the eleven and one-half month period ended November 15, 2005 (collectively the “2005 Financial Statements”) and (ii) SkipJam’s unaudited balance sheet dated June 15, 2006 and the related unaudited consolidated income statement for the six- month period ended June 30, 2006 (the “Interim Financial Statements” and, together with the 2005 Financial Statements, the “Financial Statements”). The Financial Statements referred to in this Section 4.6 fairly present the financial position of SkipJam and the results of operations of the business of SkipJam as of the dates thereof and for the periods set forth therein, except as otherwise noted therein. The accounting principles used in preparing such Financial Statements have been consistently applied during the periods involved, except as may be noted therein.
          4.7. Undisclosed Liabilities; etc. Except as set forth on Section 4.7 of the SkipJam Disclosure Schedule, SkipJam does not have any liabilities or obligations of any nature (whether known, unknown, absolute, accrued, contingent or otherwise, whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person and whether due or to become due), except (i) as and to the extent disclosed, adequately reserved against in the Financial Statements, (ii) for liabilities and obligations under the Contracts entered into in the ordinary course of business or (iii) in the aggregate amount not exceeding $10,000 incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice.
          4.8. Absence of Certain Changes. Since the Balance Sheet Date, except as specifically set forth on Section 4.8 of the SkipJam Disclosure Schedule, (a) SkipJam has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business and since such date, (b) to SkipJam’s knowledge, there has not been any Material Adverse Change and (c) SkipJam has not:
     (i) declared, set aside, made or paid any dividend or distribution, payable in cash, stock, property or otherwise, on any share of capital stock;
     (ii) split, combined or reclassified its outstanding shares of capital stock, issued or sold any such shares of any class of its capital stock, or any securities convertible into or exchangeable for any shares, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

     (iii) acquired (including, without limitation, by merger, consolidation, or acquisition of stock, assets or Intellectual Property or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets or Intellectual Property;
     (iv) incurred any indebtedness, issued or sold any debt securities, prepaid any debt, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person, or made any loans or advances;
     (v) assigned, leased, licensed, mortgaged, pledged or otherwise subjected to any Lien, any of its Assets, except for licenses of Intellectual Property listed on Section 4.18(a) of the SkipJam Disclosure Schedule or encumbrances incurred in the ordinary course of business that are immaterial and would not materially affect SkipJam’s use of the Assets so encumbered;
     (vi) forgiven, canceled, compromised, waived or released any material debts, claims or rights, except for debts, claims and rights forgiven, canceled, compromised, waived or released in the ordinary course of business consistent with past practice;
     (vii) increased the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practice in salaries or wages of employees of SkipJam who are not officers of SkipJam, or granted or increased any severance or termination pay to any director, officer or employee;
     (viii) entered into, adopted, terminated, suspended, made any new grants or awards under, or amended in any material respect any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund, program, or arrangement for the benefit of any officer, director or employee (whether or not legally binding); provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that are required by Law;
     (ix) amended any of its Organizational Documents;
     (x) changed in any material respect its accounting practices, policies or principles, other than as required by GAAP;
     (xi) sold any Assets, other than inventory in the ordinary course of business consistent with past practice;

     (xii) entered into any Contract that is material to the conduct of its business or any amendment, modification or termination of any existing Contract that is material to the conduct of its business other than any such Contracts entered into in the ordinary course of business, or any such Contract that, pursuant to its terms, is cancelable without penalty on notice of 30 days or less following the Effective Time, or breached any Material Contract;
     (xiii) made, authorized or committed to any capital expenditures or capital additions or improvements;
     (xiv) instituted, settled or agreed to settle any litigation, action or proceeding before any court or government body;
     (xv) (A) sold, assigned, leased, terminated, abandoned, transferred or otherwise disposed of or granted any security interest in and to any item of the Scheduled Intellectual Property or Licensed Intellectual Property, in whole or in part, (B) granted any license with respect to any Scheduled Intellectual Property, other than licenses of SkipJam Software to customers of SkipJam to whom SkipJam licenses such SkipJam Software in the ordinary course of business, (C) developed, created or invented any Intellectual Property jointly with any third party, or (D) knowingly disclosed, or allowed to be disclosed, any confidential Scheduled Intellectual Property, unless such Scheduled Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;
     (xvi) permitted any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated;
     (xvii) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
     (xviii) settled any material audit, made or changed any material Tax election, filed any amended Tax Return or taken any other action with regard to any dispute or discussion with a Governmental Entity relating to a material Tax liability or potential liability;
     (xix) made (or became obligated to make) any bonus payments to any of its officers or employees;
     (xx) distributed or transferred any of its cash, marketable securities or net operating losses to any of its other Affiliates, except in the ordinary course of business;
     (xxi) suffered any damage, destruction or loss (whether or not covered by insurance), or any strike or other employment-related problem, or received notice of any loss of a supplier, customer or employee; or

     (xxii) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.
          4.9. Litigation and Liabilities. Other than as set forth on Section 4.9 of the SkipJam Disclosure Schedule, there are (i) no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of SkipJam, threatened against SkipJam or (ii) except for obligations or liabilities incurred in the ordinary course of business since the Balance Sheet Date, no obligations or liabilities, whether or not accrued, contingent or otherwise, or any other facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, SkipJam in excess of $10,000 or materially impair the ability of SkipJam to perform its obligations under this Agreement. None of SkipJam, or any material property or Asset of SkipJam is subject to any settlement or similar agreement with any Governmental Entity, or to any order, judgment, decree, injunction or award of any Governmental Entity.
          4.10. Employee Benefits. (a) Section 4.10(a) of the SkipJam Disclosure Schedule lists (i) all benefit and compensation plans, contracts, policies, agreements, programs or arrangements, including, but not limited to, employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, stock option, stock purchase, stock appreciation rights, other stock based, or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts, policies or agreements, written or oral and whether legally enforceable or not, to which SkipJam or any ERISA Affiliate is a party, with respect to which SkipJam or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by SkipJam or any ERISA Affiliate for the benefit of any current or former employee, officer or director of SkipJam, (ii) each employee benefit plan for which SkipJam or any ERISA Affiliate could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which SkipJam or any ERISA Affiliate could incur liability under Section 4212(c) of ERISA, and (iv) any Contracts between SkipJam or any ERISA Affiliate and any employee, officer or director of SkipJam or an ERISA Affiliate including, without limitation, any Contracts relating to a sale of SkipJam (collectively, the “Plans”), and there are no Plans other than those disclosed on Section 4.10(a) of the SkipJam Disclosure Schedule.
          (b) With respect to each Plan, SkipJam has made available to NETGEAR a true and complete copy of each Plan (or, if the Plan is not a written Plan, a complete description of the terms thereof) and a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) any adopted, proposed or pending amendment, (ii) a copy of each trust, insurance contract, or other funding arrangement, (iii) each summary plan description and summary of material modifications, (iv) the two most recently filed Internal Revenue Service (“IRS”) Form 5500s, (v) the most recently received IRS determination letter for each such Plan intended to qualify under Section 401(a) of the Code, (vi) the most recently prepared actuarial report and financial statement in connection with each such Plan, and (vii) any material correspondence with the IRS or the Department of Labor with respect to each such Plan. Neither SkipJam nor any ERISA Affiliate has any express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code. Neither SkipJam nor any ERISA Affiliate maintains, sponsors or has an obligation to contribute to any Plan that is subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code (a “Title IV Plan”). Neither SkipJam nor any ERISA Affiliate has ever maintained, sponsored or had an obligation to contribute to any Title IV Plan.
          (c) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which SkipJam could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as described in Section 4.10(c) of the SkipJam Disclosure Schedule, no Plan provides health, life insurance, disability or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state laws requiring continuation of benefits coverage following termination of employment. In addition, SkipJam has at all times complied with the notice and continuation requirements of Section 4980B of the Code and ERISA Section 601. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.
          (d) Except as described in Section 4.10(d) of the SkipJam Disclosure Schedule, none of the Plans provides for the payment of separation, severance, termination, parachute or similar-type benefits to any person or obligates SkipJam or any ERISA Affiliate to pay separation, severance, termination, parachute or similar-type benefits solely or partially as a result of a change in control, including a “change in control” within the meaning of such term under Section 280G of the Code. Except as described in Section 4.10(d) of the SkipJam Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan, (ii) materially increase any benefits otherwise payable under any Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any material benefits, or (iv) affect in any material respect any Plan’s current treatment under any Laws including any tax or social contribution law.
          (e) Except as described in Section 4.10(e) of the SkipJam Disclosure Schedule, each Plan is now and always has been in compliance with and operated in all material respects in accordance with its terms and the requirements of all applicable laws, regulations and rules promulgated thereunder including, without limitation, ERISA and the Code. SkipJam and its agents have performed all obligations required to be performed by it under, are not in any respect in default under or in violation of, and SkipJam has no knowledge of any default or violation by any party to, or with respect to, any Plan. No action, claim or proceeding is pending or, to the knowledge of SkipJam, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of SkipJam, no fact or event exists that could give rise to any such action, claim or proceeding. Neither SkipJam nor any ERISA Affiliate is subject to, has incurred, can reasonably be expected to incur, or has engaged in a transaction that could subject it to, any penalty, tax or other liability with respect to any Plan, nor has any employee, officer, or director of SkipJam or any party in interest or fiduciary with respect to any Plan, under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.
          (f) Each Plan that is intended to be qualified under Section 401(a) or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available stating that the Plan is so qualified and that each trust established in connection with the Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS that is likely to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
          (g) All contributions, premiums or payments required to be made or accrued with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which could give rise to any such challenge or disallowance.
          (h) As of the date hereof, there is no material pending or, to the knowledge of SkipJam, threatened litigation relating to the Plans. Neither SkipJam nor any ERISA Affiliate has any obligation for retiree health or life benefits under any Plan or collective bargaining agreement. SkipJam may amend or terminate any Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.
          (i) There has been no amendment to, announcement by SkipJam or an ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, approval by the Sole Stockholder of this Agreement nor the consummation of the transactions or satisfaction of the conditions contemplated hereby will (w) entitle any employee of SkipJam or any of its ERISA Affiliates to severance pay or to any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or result in any other material obligation pursuant to, any Plan, (y) limit or restrict the right of SkipJam or, after consummation of the transactions or satisfaction of the conditions contemplated hereby, NETGEAR or Surviving Corporation, to merge, amend or terminate any Plan or (z) result in payments under any Plan which would not be deductible under Section 162(m) or Section 280G of the Code.
          4.11. Compliance with Laws; Permits. The businesses of SkipJam have not been, and are not being, conducted in violation of any Laws in any material respect. No investigation or review by any Governmental Entity with respect to SkipJam is pending or, to the knowledge of SkipJam, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of SkipJam, no change is required in SkipJam’s processes, properties or procedures in connection with any Laws, and SkipJam has not received any notice or communication of any noncompliance with any Laws that has not been cured as of the date hereof. SkipJam has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted.
          4.12. Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in SkipJam’s Organizational Documents is, or at the Effective Time will be, applicable to SkipJam, the Shares, the Merger or the other transactions contemplated by this Agreement.
          4.13. Material Contracts. (a) Section 4.13(a) of the SkipJam Disclosure Schedule contains a list of the following types of Contracts to which SkipJam is a party on the date hereof (such Contracts referred to herein as “Material Contracts”):
     (i) each Contract for the purchase or lease of personal property with any supplier or for the furnishing of services to SkipJam with payments greater than $10,000 annually;
     (ii) each customer Contract for the purchase of products or services from SkipJam for an aggregate purchase price that exceeds, or may exceed, $10,000;
     (iii) all sales and marketing agreements and distributor agreements;
     (iv) all Intellectual Property Contracts, including development Contracts and any maintenance and support agreements, except for any clickwrap or shrink-wrap agreements for Software the aggregate purchase price of which has not exceeded $10,000;
     (v) all leases and subleases of real property;
     (vi) any material Contract which is terminable upon or prohibits a change of ownership or control of SkipJam;

     (vii) all original equipment manufacturing (“OEM”) agreements and any Contract under which any Person has agreed to manufacture products to be sold by SkipJam;
     (viii) any Contracts involving the procurement of trial or testing services;
     (ix) all Contracts related to the production of hardware or software sold or licensed to customers by SkipJam;
     (x) any employment or consulting agreement with any Person;
     (xi) all management agreements (excluding employment agreements) and contracts with other consultants that involve the payment of royalties or other amounts calculated based upon the revenues or income of SkipJam or income or revenues related to any product of SkipJam;
     (xii) all final term sheets, memoranda of understanding, letters of intent or similar agreements relating to (A) any pending or proposed sales, options or grants of securities of SkipJam or (B) prospective strategic alliances, joint ventures or other similar relationships or transactions;
     (xiii) any Contract that relates to indebtedness owed by SkipJam, or the guarantee thereof, excluding purchases of parts or equipment in the ordinary course of business consistent with past practice;
     (xiv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts and agreements to which SkipJam is a party, or any other Contract that compensates any Person based on sales by SkipJam;
     (xv) all Contracts with any Governmental Entity to which SkipJam is a party;
     (xvi) all Contracts that limit or purport to limit the ability of SkipJam to compete in any line of business or with any Person or in any geographic area or during any period of time;
     (xvii) all Contracts that result in any Person holding a power of attorney from SkipJam that relates to SkipJam or its business;
     (xviii) all Contracts, other than the employment or consulting agreements referred to in clause (x) above or Section 4.18(j), between or among SkipJam, on the one hand, and any officer, director or stockholder of SkipJam or an Affiliate of such Person, on the other hand;

     (xix) all Contracts to which SkipJam is expressly subject by the terms of the Contract to confidentiality obligations (excluding nondisclosure agreements with parties as to which SkipJam has no other Contracts or business relationship); and
     (xx) all other Contracts, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate value greater than $10,000.
          (b) SkipJam has made available to NETGEAR a correct and complete copy of each Material Contract, together with any and all amendments or modifications thereto. Except as set forth in Section 4.13(b) of the SkipJam Disclosure Schedule, (i) each Material Contract is valid, binding, enforceable, and in full force and effect, and SkipJam is not in breach or default under any material term of such Material Contract, and, to the knowledge of SkipJam, no event has occurred which, with or without notice or lapse of time or both, would constitute a breach or default of a material term of, or permit termination, modification, or acceleration under, such Material Contract; (ii) to SkipJam’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) SkipJam is not in receipt of any claim of default under any Material Contract. Except as set forth in Section 4.13(b) of the SkipJam Disclosure Schedule, following consummation of the Merger, each Material Contract will be valid, binding, and enforceable by the Surviving Corporation.
          (c) With respect to the Material Contracts, SkipJam has not agreed, orally or in writing, to any material modification, amendment or addition to such Material Contracts and SkipJam has not entered into any additional Contract with any party to a Material Contract, the subject matter of which is substantially similar to such Material Contract.
          4.14. Environmental Matters. (a) SkipJam has complied at all times in all material respects with all applicable Environmental Health and Safety Laws, hold all environmental permits material to the conduct of the business of SkipJam and is in compliance in all material respects with its environmental permits; (b) to the knowledge of SkipJam, no property currently owned or operated by SkipJam (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (c) no property formerly owned or operated by SkipJam was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (d) SkipJam is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (e) SkipJam has not been associated with any release and is not aware of any past or present threat of release of any Hazardous Substance; (f) SkipJam has not received any notice, demand, letter, claim or request for information alleging that SkipJam may be in violation of or subject to liability under any Environmental Health and Safety Law; (g) SkipJam is not subject to any order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Health and

Safety Law or relating to Hazardous Substances; (h) to the knowledge of SkipJam, there are no other circumstances or conditions involving SkipJam that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use or transfer of any property pursuant to any Environmental Health and Safety Law; and (i) SkipJam has made available to NETGEAR copies of all written environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to SkipJam or its current and former properties or operations.
          4.15. Accounting and Tax Matters. (a) Except as set forth in Section 4.15(a) of the SkipJam Disclosure Schedule, SkipJam (i) has prepared in good faith and duly and timely filed all Tax Returns required to have been filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects and (ii) have paid in full or accrued all material Taxes that are required to have been paid or accrued and have withheld from amounts owing to any employee, creditor or third party all amounts that SkipJam is obligated to have withheld. SkipJam does not expect the assessment of any additional Taxes and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes which would exceed the estimated reserves therefor established on its books and records. All deficiencies asserted or assessments made as a result of any examination of any Tax Return have been paid in full or otherwise finally resolved, and no issues that have been raised by a relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) of the previous sentence are currently pending. There has not been any written notice by any Tax authority or other Governmental Entity regarding a tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns, nor, to the knowledge of SkipJam, is any such tax audit or other proceeding threatened with regard to any Taxes or Tax Returns. SkipJam has not waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect. There are no Liens on any of SkipJam’s Assets that arose in connection with any failure (or alleged failure) to pay any Tax. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to SkipJam. SkipJam has never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Returns. SkipJam will not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement. Except as set forth in Section 4.15 of the SkipJam Disclosure Schedule, SkipJam will not, as a result of the transactions contemplated by this Agreement, be obligated to make a payment to any officer, director or employee of

SkipJam as a result of or otherwise attributable to the application of Section 280G of the Code to any transaction contemplated by this Agreement, including, without limitation any reimbursement of any excise tax or gross-up amount for taxes incurred by any such officer, director or employee. SkipJam has made available to NETGEAR true and correct copies of the United States federal income Tax Returns filed by SkipJam for each of the fiscal years ended December 31, 2003, 2004 and 2005.
          (b) No claim has ever been made by any Tax authority or other Governmental Entity in a jurisdiction where SkipJam does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
          (c) SkipJam has not participated in any reportable or listed transaction as defined under Code Section 6011. If SkipJam has participated in a reportable or listed transaction, it has properly disclosed such transaction in accordance with the applicable Tax regulations.
          4.16. Labor Matters. Except as set forth in Section 4.16 of the SkipJam Disclosure Schedule:
          (a) SkipJam is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by SkipJam, nor is SkipJam under any current obligation to bargain with any bargaining agent on behalf of any such persons, nor, to the knowledge of SkipJam, are there or have there been any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect SkipJam;
          (b) There are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of SkipJam after due inquiry, threatened between SkipJam, on the one hand, and any of its employees, on the other hand, and SkipJam has not experienced any such controversy, strike, slowdown or work stoppage within the past three years;
          (c) SkipJam has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract and, to the knowledge of SkipJam, there are no grievances outstanding against SkipJam under any such contract that could have a Material Adverse Effect;
          (d) There are no unfair labor practice complaints pending against SkipJam before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of SkipJam that could have a Material Adverse Effect;
          (e) SkipJam is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages (including the payment of overtime), hours, worker classifications (including proper classification of any independent contractors or consultants), collective bargaining, unemployment insurance, workers’ compensation, discrimination, record-keeping and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of SkipJam and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing;
     (f) To the knowledge of SkipJam, each employee of SkipJam who is located in the United States and is not a United States citizen has all necessary approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law;
     (g) SkipJam has paid in full to all employees, or adequately reserved all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;
     (h) There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or, to the knowledge of SkipJam, is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by SkipJam;
     (i) SkipJam is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices;
     (j) There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of SkipJam, threatened with respect to SkipJam;
     (k) There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, or any alleged violation of any privacy Laws, which has been asserted or, to the knowledge of SkipJam, is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which SkipJam has employed or currently employs any person;
     (l) SkipJam has not received written notice of the intent of any federal, state, local or foreign Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to SkipJam and no such investigation is in progress or has been conducted in the past; and
     (m) Except as set forth in Section 4.16(m) of the SkipJam Disclosure Schedule, SkipJam is not aware that any officer or key employee intends to terminate employment with SkipJam.

          4.17. Insurance. (a) Section 4.17 of the SkipJam Disclosure Schedule sets forth, with respect to each insurance policy under which SkipJam is an insured or otherwise the principal beneficiary of coverage, (i) the name of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. SkipJam has made available to NETGEAR true and complete copies of all such policies.
          (b) To the knowledge of SkipJam, all insurance policies maintained by SkipJam provide full and adequate coverage for all normal risks incident to the business of SkipJam and its Assets, and are in character and amount substantially equivalent to that carried by Persons engaged in similar businesses and subject to comparable perils or hazards.
          (c) SkipJam is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy), and, to the knowledge of SkipJam, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under the policy.
          (d) At no time has SkipJam (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 4.17 of the SkipJam Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.
          4.18. Intellectual Property. (a) Section 4.18(a) of the SkipJam Disclosure Schedule (a) sets forth a true and complete list of all (i) Registered and/or material Intellectual Property owned by SkipJam, indicating for each Registered item the registration or application number and the applicable filing jurisdiction (collectively, the “Scheduled Intellectual Property”) and (ii) Intellectual Property Contracts (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for SkipJam). SkipJam exclusively owns (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of all Encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting SkipJam’s use thereof or its rights thereto. SkipJam has sufficient rights to use all Intellectual Property used in its business (whether by ownership or by license) as presently conducted and to be used in its business as proposed to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. SkipJam does not and has not in the course of conducting its business and marketing its products since SkipJam’s inception infringed or otherwise violated the Intellectual Property rights of any third party. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against SkipJam concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To SkipJam’s knowledge, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists. To SkipJam’s knowledge, no person is violating any Scheduled Intellectual Property right or other Intellectual Property right that SkipJam holds exclusively. SkipJam has complied with all Internet domain name registration and other requirements of Internet domain administration authorities concerning Internet domain names that are Company Intellectual Property.
          (b) To the knowledge of SkipJam, the operation of the business of SkipJam as currently conducted or as contemplated to be conducted, the sale or use of the products of SkipJam, the use of the Scheduled Intellectual Property and Licensed Intellectual Property in connection therewith and the transmission, use, linking and other practices of SkipJam in the operation of its web sites, including the content thereof and the advertisements contained therein, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and no claim is pending or, to the best of SkipJam’s knowledge, threatened against SkipJam alleging any of the foregoing.
          (c) No legal proceedings have been asserted, are pending, or, to the knowledge of SkipJam, threatened against SkipJam (i) based upon or challenging or seeking to deny or restrict the use by SkipJam of any of the Scheduled Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by SkipJam infringes or misappropriates any Intellectual Property right of any third party, or (iii) alleging that the Licenses being licensed are in conflict with the terms of any license or other agreement.
          (d) To the knowledge of SkipJam, no person is engaging in any activity that infringes or misappropriates the Scheduled Intellectual Property or Licensed Intellectual Property. Except as set forth in Section 4.18(d) of the SkipJam Disclosure Schedule, SkipJam has not granted any license or other right to any third party with respect to the Scheduled Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Scheduled Intellectual Property or Licensed Intellectual Property.
          (e) SkipJam has delivered or made available to NETGEAR true and correct and complete copies of patents, patent applications, assignments, license commitments and other agreements listed or described in Section 4.18 of the SkipJam Disclosure Schedule and all applications and registrations for Proprietary Names and copyrights, licenses, leases, commitments and other agreements listed or described in Section 4.18 of the SkipJam Disclosure Schedule, other than licenses of commercial off-

the-shelf, click-wrap or shrink-wrap computer software. With respect to each such agreement delivered or made available as specified in this Section 4.18(e):
     (i) Except as set forth in Section 4.18(e)(i) of the SkipJam Disclosure Schedule, each such agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties with respect to the subject matter of such agreement. There are no defaults under each such agreement that will result in payments by SkipJam. No party to any such agreement has threatened to terminate such agreement on account of any breach (actual or alleged);
     (ii) such agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such agreement or otherwise give the other party to such agreement a right to terminate such agreement or otherwise require any consent of a third party;
     (iii) SkipJam has not (A) received any notice of termination or cancellation under such agreement, (B) received any notice of breach or default under such agreement, which breach has not been cured, and (C) granted to any other third party any rights, adverse or otherwise, under such agreement that would constitute a breach of such agreement; and
     (iv) none of SkipJam or, to SkipJam’s knowledge, any other party to such agreement, is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such agreement.
          (f) SkipJam has conducted standard industry testing of the SkipJam Software as described in Section 4.18(f) of the SkipJam Disclosure Schedule and such Software is free of all viruses, worms, trojan horses and other contaminants, and does not contain any bugs, errors, or problems of a material nature that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems. SkipJam has obtained all approvals necessary for exporting the SkipJam Software outside the United States, to any country in which the SkipJam Software is currently sold or licensed for use and importing the SkipJam Software into any country in which the SkipJam Software is now sold or licensed for use, and all such export and import approvals in the United States, and throughout the world are valid, current, outstanding and in full force and effect.
          (g) SkipJam has the right to use all software development tools, library functions, compilers and other third party software, mask works, know-how and industrial designs that are material to the business of SkipJam, or that are currently used in the operation or modification of the SkipJam products. SkipJam does not receive any rights to use Intellectual Property through a sub-licensing arrangement.
          (h) SkipJam owns all mask works used in producing its products.
          (i) SkipJam has taken reasonable measures to protect the confidentiality of all Trade Secrets and other confidential Intellectual Property used or held by it. To the knowledge of SkipJam, (i) there has been no unauthorized disclosure or misappropriation of any material trade secrets or other material confidential Intellectual Property of SkipJam by any Person, (ii) no employee, independent contractor or agent of SkipJam has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of SkipJam is in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract governing the protection, ownership, development, use or transfer of Intellectual Property.
          (j) Each of the current and former employees and consultants of SkipJam other than those set forth in Section 4.18(j)(i) of the SkipJam Disclosure Schedule has executed a confidential information and assignment of inventions agreement with SkipJam substantially in the form or forms attached as Section 4.18(j)(i) of the SkipJam Disclosure Schedule. Each current and former consultant of SkipJam has executed a consulting agreement with SkipJam substantially in the form or forms attached as Section 4.18(j)(ii) of the SkipJam Disclosure Schedule. To SkipJam’s knowledge, none of its employees or consultants is in violation of any such agreement. All vendors of SkipJam with access to confidential information of SkipJam are parties to written agreements substantially in the form attached to Section 4.18(j)(iii) of the SkipJam Disclosure Schedule under which, among other things, each such consultant or vendor is obligated to maintain the confidentiality of confidential information of SkipJam. To SkipJam’s knowledge, none of its vendors is in violation thereof. To SkipJam’s knowledge, none of SkipJam’s current employees has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by SkipJam in the furtherance of its business, which patents or applications have not been assigned to SkipJam. To SkipJam’s knowledge, SkipJam’s employees’ performance of their employment activities does not violate any third party’s Intellectual Property rights or such employees’ contractual obligations to any third person.
          (k) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by SkipJam in connection with its business, and have not materially malfunctioned or failed during the lesser of the past three (3) years or the period since the date of their development and/or release, as the case may be. The IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To SkipJam’s knowledge, no person has gained unauthorized access to the IT Assets. SkipJam has implemented reasonable backup, security and disaster recovery technology consistent with industry practices. SkipJam takes reasonable measures, directly or indirectly, to ensure the confidentiality of customer confidential information.
          (l) SkipJam has source code for each version of software owned by it. The source code for such software will compile into object code or otherwise is capable of being installed and operated. Once compiled and/or installed, such software will have the features, functions and performance described in the documentation pertaining to it and will execute on the computer platforms for which it is designed. All source code and other documentation concerning such software is correct, accurate and sufficiently documented to enable a software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize all aspects of software to which it pertains, without reference to other sources of information. Except as set forth in Section 4.18(l) of the SkipJam Disclosure Schedule, to SkipJam’s knowledge, none of the software owned by it contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property.
          (m) Section 4.18(m) of the SkipJam Disclosure Schedule contains a complete and accurate list, together with applicable Export Control Classification Number (ECCN), of all software that is sold, licensed, leased or otherwise distributed by SkipJam or its affiliates or resellers (the “Software Products”) indicating in each case, the name, owner and most recent version of the Software and information regarding any third-party code that is embedded in such Software Product. For the avoidance of doubt, software that is obtained under a “limited license” or open source license, shall be considered “third-party code.”
          4.19. Title to Properties; Encumbrances. (a) Section 4.19(a) of the SkipJam Disclosure Schedule sets forth a true and complete list of all real property owned or leased by SkipJam. Each parcel of real property owned or leased by SkipJam (i) is owned or leased free and clear of all Liens, other than Permitted Liens and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the knowledge of SkipJam, has any such condemnation, expropriation or taking been proposed.
          (b) All leases of real property leased for the use or benefit of SkipJam to which SkipJam is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by SkipJam, nor, to the knowledge of SkipJam, any event which, with notice or lapse of time or both, would constitute a default thereunder by SkipJam, except for defaults as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or impair the ability of SkipJam to consummate the transactions contemplated by this Agreement.
          (c) There are no contractual or legal restrictions that preclude or materially restrict the ability to use any real property owned or leased by SkipJam for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the real property, and improvements thereon, owned or leased by SkipJam other than those that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or impair the ability of SkipJam to consummate the transactions contemplated by this Agreement.
          (d) SkipJam owns all of the properties and Assets (excluding, for purposes of this paragraph, Intellectual Property) that it purports to own, including all of the properties and Assets reflected in the Financial Statements. All of the aforementioned properties and Assets, taken together, are the only properties and Assets used in conducting the business of SkipJam, and such properties and Assets are adequate for the continued operation of such business after the Closing in substantially the same manner as conducted to the date hereof. All properties and Assets reflected in the Financial Statements are free and clear of all Liens except (i) Liens reflected in the Financial Statements and (ii) Permitted Liens.
          4.20. Suppliers. As of the date hereof, no supplier of SkipJam, has canceled or otherwise terminated any Contract with SkipJam prior to the expiration of such Contract’s term, or, to SkipJam’s knowledge, has threatened to cancel or otherwise terminate its relationship with SkipJam or to substantially reduce its sale to SkipJam of any products, equipment, goods or services. SkipJam has not breached in any material respect any agreement with any such supplier of SkipJam.
          4.21. Product Warranties. SkipJam has made available to NETGEAR complete and correct copies of the standard terms and conditions of sale for each of the major products and services of SkipJam (together with any applicable guaranty, warranty and indemnity provisions). Section 4.21 of the SkipJam Disclosure Schedule lists all instances, and provides a reasonably detailed description, of (i) any recall of any of SkipJam’s products and (ii) any guaranty, warranty or indemnity granted by SkipJam beyond the standard terms and conditions of sale for any major products and services of SkipJam .
          4.22. Certain Payments. No director, officer, agent, or employee of SkipJam, or any other Person associated with or acting for or on behalf of SkipJam, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business or (B) in violation of any Law, or (ii) established or maintained any fund or Asset that has not been recorded in the books and records of SkipJam.

          4.23. Brokers and Finders. Neither SkipJam nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that SkipJam has employed Newforth Partners LLC as its financial advisor, the arrangements with which have been disclosed to NETGEAR prior to the date hereof.
ARTICLE V
REPRESENTIONS AND WARRANTIES
OF NETGEAR AND MERGERSUB
          NETGEAR and Merger Sub, jointly and severally, hereby represent and warrant to SkipJam that:
          5.1. Organization, Good Standing and Qualification. Each of NETGEAR and Merger Sub is a corporation duly organized and validly existing, and Merger Sub is in good standing, under the laws of Delaware. Each of NETGEAR and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to prevent, delay or impair the ability of NETGEAR or Merger Sub to consummate the transactions contemplated by this Agreement.
          5.2. Corporate Authority. No vote of holders of capital stock of NETGEAR is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of NETGEAR and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, and no other corporate proceedings on the part of NETGEAR or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. Assuming the due authorization, execution and delivery of this Agreement by SkipJam, this Agreement is a valid and binding agreement of NETGEAR and Merger Sub, enforceable against each of NETGEAR and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          5.3. No Conflict; Governmental Filings. (a) The execution, delivery and performance of this Agreement by NETGEAR and Merger Sub, and the consummation by NETGEAR and Merger Sub of the transactions contemplated hereby do not and will not constitute or result in (i) a conflict with, or a breach or violation of, the Organizational Documents of either NETGEAR or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described Section 5.3(b) have been obtained and all filings and obligations described in Section 5.3(b) have been made or complied with, a conflict with or violation of any Law applicable to NETGEAR or Merger Sub or any Subsidiary or by which any material property or asset of NETGEAR or Merger Sub is bound or affected, (iii) a breach or violation of, a default under, the acceleration of any obligations under, or the creation of any Lien (with or without notice, lapse of time or both) on the assets of NETGEAR or Merger Sub pursuant to, any Contract binding upon NETGEAR or Merger Sub or any Law or governmental or non-governmental permit or license to which NETGEAR or Merger Sub is subject, except, in the case of clauses (ii) or (iii) above, for any conflict, breach, violation, default, acceleration, creation or change that, individually or in the aggregate, could not reasonably be expected to prevent, materially delay or impair the ability of NETGEAR or Merger Sub to consummate the transactions contemplated by this Agreement.
          (b) Other than the filings and/or notices pursuant to Section 2.3, no notices, reports or other filings are required to be made by NETGEAR or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by NETGEAR or Merger Sub from any, Governmental Entity in connection with the execution and delivery of this Agreement by NETGEAR and Merger Sub and the consummation by NETGEAR and Merger Sub of the Merger and the other transactions contemplated hereby.
          5.4. Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 10,000 shares of Common Stock, par value $0.001 per share, of which 1,000 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by NETGEAR or a direct or indirect wholly owned Subsidiary of NETGEAR. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
          5.5. Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of NETGEAR and Merger Sub, threatened against NETGEAR or Merger Sub, which would materially impair the ability of NETGEAR or Merger Sub to perform its obligations under this Agreement.
ARTICLE VI
CONDUCT PRIOR TO CLOSING
          6.1. Interim Operations of SkipJam. SkipJam covenants and agrees that, after the date hereof and prior to the Effective Time (unless NETGEAR shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement), the business of SkipJam shall be conducted only in, and SkipJam shall not take any action except in, the ordinary and usual course of business and in a manner consistent with past practice; and SkipJam shall use its reasonable best efforts to preserve its business organization intact, keep available the services of the current officers, employees and consultants of SkipJam and maintain or improve its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and other Persons with which SkipJam has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 6.1 of the SkipJam Disclosure Schedule, SkipJam shall not, after the date hereof and prior to the Effective Time (unless NETGEAR shall otherwise approve in writing):
          (a) declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, on any share of capital stock;
          (b) split, combine or reclassify its outstanding shares of capital stock, issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;
          (c) acquire (including, without limitation, by merger, consolidation, or acquisition of stock, assets or Intellectual Property or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets or Intellectual Property;
          (d) incur any Indebtedness, issue or sell any debt securities or prepay any debt, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances;
          (e) assign, lease, license, mortgage, pledge or otherwise subject to any Lien any of its material Assets, except for encumbrances incurred in the ordinary course of business that are immaterial and would not affect SkipJam’s use of the Assets so encumbered;
          (f) forgive, cancel, compromise, waive or release any debts, claims or rights, except for debts, claims and rights forgiven, canceled, compromised, waived or released in the ordinary course of business consistent with past practice;
          (g) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practice in salaries or wages of employees of SkipJam who are not officers of SkipJam, or grant any severance or termination pay to any director, officer or employee;

          (h) enter into, adopt or amend in any material respect any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director or employee (whether or not legally binding); provided, however, that the foregoing provisions of this subsection (h) shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;
          (i) amend any of its Organizational Documents;
          (j) change any of its accounting practices, policies or principles, other than as required by GAAP;
          (k) other than trade payables in the ordinary course of business and Contracts entered into in the ordinary course of business, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any liability or obligation (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person) in excess of $10,000 in the aggregate at any one time outstanding without the approval of NETGEAR, other than purchase orders and payroll obligations in the ordinary course of business;
          (l) sell any Assets (excluding Intellectual Property) without the approval of NETGEAR, other than inventory in the ordinary course of business consistent with past practice;
          (m) enter into, amend, modify or terminate any Contract involving an expenditure of more than $10,000 in the aggregate, or that is otherwise material to the conduct of its business or its prospects;
          (n) make, authorize or commit for any capital expenditures or capital additions or improvements without the approval of NETGEAR (such approval not to be unreasonably withheld);
          (o) institute, settle or agree to settle any litigation, action or proceeding before any court, arbitrator, tribunal, Governmental Entity or administrative body;
          (p) (i) sell, assign, lease, terminate, abandon, transfer or otherwise dispose of or grant any security interest in and to any item of the Scheduled Intellectual Property or Licensed Intellectual Property, in whole or in part, without the approval of NETGEAR (such approval not to be unreasonably withheld), (ii) grant any license with respect to any Scheduled Intellectual Property, without the approval of NETGEAR (such approval not to be unreasonably withheld), excluding in connection with the sale of its products in the ordinary course of its business, (iii) develop, create or invent any

Intellectual Property jointly with any third party, or (iv) knowingly disclose, or allow to be disclosed, any confidential Scheduled Intellectual Property, unless such Scheduled Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;
          (q) permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated;
          (r) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
          (s) settle any material audit, make or change any material Tax election, file any amended Tax Return or take any other action with regard to any dispute or discussion with a Governmental Entity relating to a material Tax liability or potential liability;
          (t) hire any additional officers or employees and enter into employment agreements in connection therewith, without the approval of NETGEAR (such approval not to be unreasonably withheld);
          (u) issue any press release or otherwise make any public announcement other than as contemplated in Section 7.5 or with the approval of NETGEAR (such approval not to be unreasonably withheld);
          (v) knowingly take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; or
          (w) authorize or enter into an agreement to do any of the foregoing.
ARTICLE VII
ADDITIONAL AGREEMENTS
          7.1. Information. SkipJam and NETGEAR each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by NETGEAR, Merger Sub or SkipJam, as the case may be, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. SkipJam and NETGEAR each shall give prompt notice to the other of any development or combination of developments that, individually or in the aggregate, is reasonably likely to prevent, materially delay or impair the ability of such party to consummate the transactions contemplated by this Agreement.

          7.2. Access. (a) Upon reasonable notice, SkipJam shall afford NETGEAR’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, SkipJam shall furnish promptly to NETGEAR and Merger Sub all information concerning SkipJam’s business, properties and personnel as may reasonably be requested. All requests for information made pursuant to this Section 7.2 shall be directed to an executive officer of SkipJam, or such Person as may be designated by SkipJam.
          (b) All information obtained by NETGEAR or Merger Sub pursuant to this Section 7.2 shall be kept confidential in accordance with the non-disclosure agreement, dated as of October 14, 2005 (the “Non-Disclosure Agreement”), between NETGEAR and SkipJam.
          (c) No investigation pursuant to this Section 7.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
          7.3. No Solicitation of Transactions. (a) SkipJam agrees that neither it nor any of the officers and directors of it shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any Acquisition Proposal. SkipJam further agrees that neither it nor any of the officers and directors of it shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.
          (b) SkipJam agrees that it will notify NETGEAR promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals, offers or inquiries. Notwithstanding the foregoing sentence, if the identity of such Person or some or all of such terms and conditions are delivered under a confidentiality limitation either in existence on the date hereof or by which SkipJam reasonably determines in good faith it is legally bound, then SkipJam will be required to provided notice of the existence of such proposal or offer and any other information required by the foregoing sentence which may be provided in accordance with such confidentiality limitation. SkipJam agrees not to (i) voluntarily enter into after the date hereof any confidentiality limitation related to any transactions of the type described in Section 7.3(a), or (ii) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

          7.4. Regulatory Filings. The parties will cooperate to file promptly any filings and submissions with any Governmental Entity that the parties may agree in their best judgment are necessary, material or appropriate in connection with the Merger. SkipJam and NETGEAR each shall (i) cooperate and coordinate with one another in the making of such filings, (ii) supply the other with any information that may be required to effectuate such filings, and (iii) subject to Section 9.2, promptly supply any additional information that may be required by the Governmental Entity.
          7.5. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter SkipJam and NETGEAR shall consult with one another prior to issuing any press releases or otherwise making any public announcements with respect to the Merger and the other transactions contemplated by this Agreement (other than disclosures to SkipJam’s stockholders as contemplated by this Agreement as required to comply with Section 262 of the DGCL) and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, in each case, applicable to NETGEAR; provided that NETGEAR shall have the opportunity to review and approve all such press releases, public announcements, filings, disclosures and communications by SkipJam prior to their distribution.
          7.6. Employees and Independent Contractors. In a manner which shall not give rise to or result in any liability to SkipJam, SkipJam shall terminate all employment or independent contractor relationships with all employees and independent contractors of SkipJam on or prior to the Closing Date. NETGEAR shall have received evidence satisfactory to it that such relationships have been terminated.
          7.7. Tax Matters.
          (a) Liability for Taxes. The Sole Stockholder shall be liable for and indemnify NETGEAR for all Taxes (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included SkipJam) imposed on SkipJam or for which SkipJam may otherwise be liable for any taxable year or period that ends on or before the Closing Date (such period being referred to as the “Pre-Closing Period”) and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date (such portion of the taxable year being referred to as the “Partial Tax Period”).
          (b) Taxes for Short Taxable Year. For purposes of paragraph (a) of this Section 7.7, whenever it is necessary to determine the liability for Taxes of SkipJam for the Partial Tax Period, the determination of the Taxes of SkipJam for such period shall be determined by assuming that SkipJam had a taxable year or period which ended on the Closing Date, except that exemptions, allowances, or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.
          (c) Adjustment to Purchase Price. Any payment by the Sole Stockholder under this Section 7.7 will be treated for tax purposes as a downward adjustment to the aggregate amount paid by NETGEAR to the Sole Stockholder at the Effective Time as a result of the Merger.
          (d) Refunds from Carrybacks. If SkipJam becomes entitled to a refund or credit of Taxes related to either the Pre-Closing Period or the Partial Tax Period and such Taxes are attributable solely to the carryback of losses, credits or similar items attributable to SkipJam, the Sole Stockholder acknowledges and agrees that NETGEAR shall retain the amount of such refund or credit together with any interest thereon for the benefit of the Surviving Corporation.
          (e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sole Stockholder when due, and the Sole Stockholder shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, NETGEAR shall join in the execution of any such Returns and documentation.
          (f) Section 1445. At the Closing, the Sole Stockholder shall deliver to NETGEAR an affidavit of the Sole Stockholder, in a form reasonably satisfactory to NETGEAR, stating under penalties of perjury the Sole Stockholder’s U.S. taxpayer identification number and that the Sole Stockholder is not a foreign person within the meaning of Section 1445(b)(2) of the Code.
          7.8. Cooperation. Each of the parties hereto hereby agrees that it shall cooperate with the other parties hereto and use its reasonable best efforts to consummate the Merger as soon as practicable following the date hereof, including, but not limited to, using its respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, and (ii) make all necessary filings, and, subject to Section 9.2, thereafter make any other required submission, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law.
          7.9. Resignations. SkipJam shall solicit and take all actions reasonably necessary to obtain the resignations of each director of SkipJam at or prior to the Effective Time.
          7.10. Expenses. Except to the extent specifically provided otherwise in Section 9.5 or Article X hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.
          7.11. Further Assurances. Each of the parties hereto shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby.
ARTICLE VIII
CONDITIONS
          8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
          (a) Regulatory Consents. Other than the filing provided for in Section 2.3, all notices, reports and other filings required to be made prior to the Effective Time by SkipJam or NETGEAR or any of NETGEAR’s Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by SkipJam or NETGEAR or any of NETGEAR’s Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained, as the case may be, other than where the failure to make or obtain such notices, reports, filings, consents, registrations, approvals, permits or authorizations would not have a Material Adverse Effect or, pursuant to applicable Law, prohibit the Merger or any other transaction contemplated by this Agreement or alter the terms of the transactions contemplated by this Agreement.
          (b) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or materially modifies any material term of this Agreement, the Merger or the other transactions contemplated hereby (collectively, an “Order”), and no Governmental Entity shall have instituted any proceeding, and no other Person shall have instituted any proceeding reasonably likely to succeed on the legal and factual merits, seeking any such Order.
          8.2. Conditions to Obligations of NETGEAR and Merger Sub. The obligations of NETGEAR and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by NETGEAR at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of SkipJam set forth in this Agreement that are qualified by reference to Material Adverse Effect, materiality or other similar expressions shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect, materiality or other similar expressions shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (iii) NETGEAR shall have received at the Closing a certificate signed on behalf of SkipJam by the Chief Executive Officer of SkipJam to such effect.
          (b) Performance of Obligations of SkipJam. SkipJam shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NETGEAR shall have received a certificate signed on behalf of SkipJam by the Chief Executive Officer and the Chief Financial Officer of SkipJam to such effect.
          (c) Consents Under Agreements. SkipJam shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract or License as a result of the Merger or the other transactions contemplated hereby to which SkipJam is a party.
          (d) Legal Opinion. NETGEAR shall have received an opinion of Berkowitz, Trager & Trager LLC, counsel to SkipJam, substantially in the form attached hereto as Exhibit C.
          (e) Escrow Agreement. SkipJam, Sole Stockholder and the Designated Principals shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect at the Effective Time.
          (f) Employees and Independent Contractors. On or prior to the Closing Date, SkipJam shall have terminated all employment or independent contractor relationships with all individuals set forth on Section 8.2(f) of the SkipJam Disclosure Schedule in a manner which shall not have given, and will not give, rise to or result in any liability to SkipJam. NETGEAR shall have received evidence satisfactory to it that such relationships have been terminated.

          (g) No Material Adverse Change. Since the date of this Agreement there shall not have occurred, and be continuing any Material Adverse Change and NETGEAR shall have received a certificate signed on behalf of SkipJam by the Chief Executive Officer and the Chief Financial Officer of SkipJam to such effect.
          (h) Liabilities. Other than as set forth on Section 8.2(h) of the SkipJam Disclosure Schedule, SkipJam shall have adequately reserved for, paid or settled in full or converted or cancelled all of SkipJam’s Indebtedness, liabilities, financial commitments and third-party expenses, and NETGEAR shall have received evidence of the same reasonably satisfactory to it.
          (i) Certificates. SkipJam shall have delivered to NETGEAR (i) a certificate from the secretary of SkipJam certifying as to matters customary for a transaction of this sort including, without limitation, true and correct copies of the Organizational Documents of SkipJam, copies of the resolutions adopted by the board of directors of SkipJam authorizing the transactions contemplated by this Agreement and a copy of the Sole Stockholder Consent and (ii) such other documents relating to the transactions contemplated by this agreement as NETGEAR may reasonably request.
          8.3. Conditions to Obligation of SkipJam. The obligation of SkipJam to effect the Merger is also subject to the satisfaction or waiver by SkipJam at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of NETGEAR and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
          (b) Performance of Obligations of NETGEAR and Merger Sub. Each of NETGEAR and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SkipJam shall have received a certificate signed on behalf of NETGEAR by an executive officer of NETGEAR to such effect.
          (c) Escrow Agreement. NETGEAR and Merger Sub shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect at the Effective Time.
ARTICLE IX
TERMINATION
          9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of SkipJam and NETGEAR by action of their respective boards of directors.

          9.2. Termination by Either NETGEAR or SkipJam. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either NETGEAR or SkipJam if (i) the Merger shall not have been consummated by August 31, 2006, or (ii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated (a “Breaching Party”) unless and until the Merger shall not have been consummated by December 31, 2006.
          9.3. Termination by NETGEAR. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of NETGEAR if there has been a material breach of any representation, warranty, covenant or agreement made by SkipJam in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in either case such that the conditions in Sections 8.2(a) or 8.2(b) would not be satisfied.
          9.4. Termination by SkipJam. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of SkipJam if there has been a material breach of any representation, warranty, covenant or agreement made by NETGEAR or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in either case such that the conditions in Sections 8.3(a) or 8.3(b) would not be satisfied.
          9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from (A) any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or (B) in the event of a termination by a Breaching Party pursuant to clause (i) of Section 9.2, any breach (whether or not willful) of any of the representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE X
INDEMNIFICATION
          10.1. Survival of Representations and Warranties, Covenants and Agreements; Right to Indemnification Not Affected by Knowledge. Subject to the provisions of this Article X, for a period of twelve (12) months following the Closing Date, each of the representations and warranties of the parties in this Agreement shall survive and continue in full force and effect notwithstanding the occurrence of the Closing and the consummation of the Merger. The agreements and obligations of the parties contained in Section 7.7 (Tax Matters) shall survive the consummation of the Merger for a period of thirty-six (36) months following the Closing Date. The agreements and obligations of the parties contained in Section 7.10 (Expenses), this Article X and Article XI shall survive the consummation of the Merger. Article XI, the agreements and obligations of the parties contained in Section 7.10 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and the Non-Disclosure Agreement shall survive the termination of this Agreement. The remedies provided by this Article X shall be in addition to any other remedy to which the parties hereto may be entitled at law or in equity. The right of a Person to any remedy pursuant to this Article X shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired, by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation, or by the waiver of any closing condition contained in this Agreement.
          10.2. Indemnification by the Sole Stockholder and the Designated Principals. (a) Subject to the provisions of this Article X, the Designated Principals shall, severally and not jointly, indemnify and hold harmless NETGEAR and Merger Sub and each of their respective officers, directors, employees, agents and representatives (collectively, the “NETGEAR Indemnified Parties”), for, and shall pay to the NETGEAR Indemnified Parties the amount of, any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees (other than costs relating to in-house attorneys)), whether or not involving a third-party claim, suffered, incurred or paid by them (collectively, “Damages”), directly or indirectly arising or resulting from or in connection with:
     (i) any breach of any representation or warranty (without giving effect to any qualification as to materiality or knowledge (or similar qualifications) contained therein in determining the amount of any Damages) made by SkipJam in this Agreement or in any certificate delivered by SkipJam pursuant to this Agreement; or
     (ii) any breach by SkipJam of any covenant or obligation of SkipJam in this Agreement.

          (b) Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims arising out of or relating to fraud, intentional misrepresentation or willful breach to which the limitations set forth in this Section 10.2(b) shall not be applicable, the maximum aggregate amount of indemnifiable Damages arising out of or resulting from the causes enumerated in Section 10.2(a) that may be recovered from each of the Designated Principals shall be limited to: (i) $7,600,000, in the case of the Sole Stockholder and (ii) an amount equal to the Retention Bonus payable to each such Designated Principal (other than the Sole Stockholder), in the case of the Designated Principals (other than the Sole Stockholder). The first $200,000 recoverable on account of Damages arising out of or resulting from the causes enumerated in Section 10.2(a) shall be recoverable from the Sole Stockholder. Any amount recoverable in excess of $200,000 (whether such recoverable amount is less than, subject to, or not subject to, the maximum amount that may be recovered from each of the Designated Principals pursuant to the preceding sentence) on account of such Damages shall be allocated among the Designated Principals, and the portion thereof recoverable from each Designated Principal shall be equal to the product of (i) the total amount recoverable on account of such Damages and (ii) the Pro Rata Indemnity Fraction.
          (c) No claim pursuant to Section 10.2 may be first asserted (i) following the thirty-six (36) month anniversary of the Closing Date in the case of the Tax Warranties and the IP Warranties, or (ii) following the twelve (12) month anniversary of the Closing Date in the case of any other representations or warranties set forth in Article IV. Notwithstanding the foregoing, in no event shall the date on which any claim pursuant to Section 10.2 may be first asserted be limited in the case of any such claim involving, arising out of or relating to fraud, intentional misrepresentation or willful breach. The foregoing limitations on the date on which any claim pursuant to Section 10.2 may be first asserted shall not affect the right of a party with respect to any such claim made by such party in writing delivered in accordance with Section 11.5 prior to the expiration of the applicable period set forth in the first sentence of this paragraph (c).
          (d) The amount of any payments to be made by or on behalf of NETGEAR or Merger Sub to any Designated Principal pursuant to this Agreement or any other agreement to which NETGEAR or Merger Sub, on the one hand, and any Designated Principal, on the other hand, may be a party may be reduced by and set-off against the amount of any Damages which may be recoverable pursuant to this Section 10.2. Notwithstanding anything contained herein to the contrary, in no event shall the amount of any Damages recoverable pursuant to this Section 10.2 from any Designated Principal (other than the Sole Stockholder) exceed the amount actually received by such Designated Principal as a result of a payment of all or a portion of the amount set forth on Schedule 10.2(b) hereof and any amount set forth on Schedule 10.2(b) that may or will be paid to such Designated Principal after the date on which Damages arise (such latter amount being applied first to any Damages prior to payment to such Designated Principal), except with respect to claims arising out of or relating to fraud, intentional misrepresentation or willful breach by such Designated Principal to which the foregoing limitation shall not apply.
          10.3. Procedures for Indemnification. (a) If a claim for Damages is to be made by any of the NETGEAR Indemnified Parties pursuant to this Article X (the “Indemnified Party”), the Indemnified Party agrees to give written notice to the Designated Principals (the “Indemnifying Parties”) promptly and in any event not later than sixty (60) days after the date the Indemnified Party shall first become aware of such claim of the assertion of any fact, condition, event, claim, action or proceeding that may give rise to Damages in respect of which indemnity may be sought under this Article X (a “Claim”); provided that the failure to give such prompt notice shall not affect the rights of the Indemnified Party except to the extent the Indemnifying Party is actually prejudiced by such failure. The notice shall state in reasonable detail the information then available regarding the amount and nature of the Claim and shall specify the provision or provisions of this Agreement under which the Claim is asserted. The Indemnifying Party shall be deemed to have accepted the notice of the Claim and to have agreed to pay the Damages at issue if such Indemnifying Party does not send a notice of disagreement to the Indemnified Party within sixty (60) calendar days after receiving notice of the Claim. In the case of a disputed Claim, the parties shall use their reasonable best efforts to resolve the matter internally on an expeditious basis and in any event within forty-five (45) calendar days after notice is received by the Indemnifying Party. If after such forty-five (45) calendar day period has passed, the parties have not mutually resolved the matter, then the Indemnified Parties may initiate legal proceedings with respect to such Claim.
          (b) If any lawsuit or enforcement action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event no later than the earlier of (i) ten (10) calendar days after the service of the citation or summons and (ii) sixty (60) days after the Indemnified Party shall first become aware of the filing of such suit or action); provided that the failure to give such notice shall not affect the rights of the Indemnified Party except to the extent the Indemnifying Party is actually prejudiced by such failure. After such notice, provided that the Indemnifying Party acknowledges in writing, based on the information then available to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, by written notice to the Indemnified Party given within fifteen (15) calendar days after the date of notice of the claim from the Indemnified Party pursuant to the first sentence of this paragraph (b), at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action (except with respect to any claims for equitable relief, provided that the Indemnified Party shall consult with the Indemnifying Party in connection with any such proceeding), (ii) to employ and engage attorneys of its own choice to handle and defend the same, unless the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the

Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to engage separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld (it being agreed that it shall be reasonable to withhold such consent if such compromise or settlement does not include a complete release of the Indemnified Party from all liability with respect thereto, or imposes any liability on the Indemnified Party). The Indemnified Party shall cooperate at the expense of the Indemnifying Party in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after the notice of the claim referred to in the first sentence of this paragraph (b), the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of such claim. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for indemnifiable Damages arising from the settlement or resolution of any claim pursuant to and in accordance with this Section 10.3 (subject to the indemnification provisions of this Article X (and the limitations contained herein) and the Escrow Agreement).
          10.4. Sole Stockholder and Designated Principals Representative. (a) Michael Spilo (such person and any successor or successors being the “Stockholders’ Representative”), shall act as the representative of the Designated Principals, and shall be authorized to act on behalf of the Designated Principals and to take any and all actions required or permitted to be taken by the Stockholders’ Representative under this Agreement, with respect to any claims (including the settlement thereof) made by a NETGEAR Indemnified Party for indemnification pursuant to this Article X and with respect to any actions to be taken by the Stockholders’ Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize the delivery of Escrow Consideration to a NETGEAR Indemnified Party in satisfaction of claims by a NETGEAR Indemnified Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims and (iii) take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing.
          (b) In all matters relating to this Article X, the Stockholders’ Representative shall be the only party entitled to assert the rights of the Designated Principals, and the Stockholders’ Representative shall perform all of the obligations of the Designated Principals. The Designated Principals shall be bound by all actions taken by the Stockholders’ Representative in his capacity as such. NETGEAR is authorized to rely conclusively on any such action of the Stockholders’ Representative as being the duly authorized action of the Designated Principals and no party shall have any cause of action against NETGEAR for any action taken by NETGEAR in reliance upon the instructions, decisions or actions of the Stockholders’ Representative. The NETGEAR Indemnified Parties shall be entitled to rely on all statements, representations, decisions and actions of the Stockholders’ Representative.
          (c) The Stockholders’ Representative shall promptly provide written notice to the Designated Principals of any action taken on their behalf by the Stockholders’ Representative pursuant to the authority delegated to the Stockholders’ Representative under this Section 10.4. The Stockholders’ Representative shall at all times act in his capacity as Stockholders’ Representative in a manner that the Stockholders’ Representative believes to be in the best interests of the Designated Principals. Neither the Stockholders’ Representative, nor any of its directors, officers, agents or employees, if any, shall be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful breach. The Stockholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by him and shall not be liable for any action taken or omitted to be taken in good faith by him in accordance with the advice of such counsel, accountants or experts. The Stockholders’ Representative (in his capacity as such) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Stockholders’ Representative (in his capacity as such) shall not exercise any discretion or take any action.
          (d) Each Designated Principal shall indemnify and hold harmless and reimburse the Stockholders’ Representative from and against such ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholders’ Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Stockholders’ Representative’s gross negligence, bad faith or willful breach.
ARTICLE XI
MISCELLANEOUS AND GENERAL
          11.1. Modification or Amendment. Subject to the provisions of the applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

          11.2. Waiver of Conditions. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit and to the extent permitted by applicable Law. Any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.
          11.3. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
          11.4. GOVERNING LAW; WAIVER OF JURY TRIAL; VENUE.
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.4.
          (c) Each of NETGEAR, Merger Sub and SkipJam hereby irrevocably submits to the exclusive jurisdiction of the Courts of the State of California located in Santa Clara County for the purpose of any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in such federal court. Each of NETGEAR, Merger Sub and SkipJam agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          11.5. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by express mail or equivalent over-night courier service, prepaid, or by facsimile:
if to NETGEAR or Merger Sub to:
NETGEAR, Inc.
4500 Great America Parkway
Santa Clara, California 95054
Attention: VP, Legal and Corporate Development
Fax: +1 (408) 907-8097
with a copy to:
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303-3308
Attention: John L. Savva, Esq.
Fax: +1 (650) 461-5700
if to SkipJam to:
SkipJam Corp.
168 Irving Avenue, #500G
Port Chester, New York 10573
Attention:
Fax: +1 (914) 933-0592
with a copy to:
Berkowitz, Trager & Trager LLC
P.O. Box 808
8 Wright Street
Westport, CT 06880
Attention: Samuel Febbraio, Jr., Esq.
Fax: +1 (203) 226-3801
if to the Stockholders’ Representative to:
Michael Spilo
386 North Street
Greenwich, Connecticut 06830
Fax: +1 (203) 861-6317
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          11.6. Entire Agreement. This Agreement (including any exhibits hereto), the SkipJam Disclosure Schedule, the Escrow Agreement and the Non-Disclosure Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
          11.7. No Third Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
          11.8. Obligations of NETGEAR and of SkipJam. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of NETGEAR to cause Merger Sub to take such action.
          11.9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          11.10. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that (i) NETGEAR may assign this Agreement to any entity that acquires substantially all of the business or assets of NETGEAR and (ii) NETGEAR may designate, by written notice to SkipJam, another direct Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.
          11.11. Specific Performance. The parties hereto acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.
          11.12. Schedules and Exhibits. The Schedules and Exhibits are a part of this Agreement as if fully set forth herein. All references to sections, subsections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NETGEAR, INC.

By:	/s/ Patrick C. S. Lo

Name: Patrick C. S. Lo
Title: Chairman and CEO

SKJM HOLDINGS CORPORATION

By:	/s/ Patrick C. S. Lo

Name: Patrick C. S. Lo
Title: Chairman and CEO

SKIPJAM CORP.

By:	/s/ Michael Spilo

Name: Michael Spilo
Title: President

MICHAEL SPILO,
the Sole Stockholder and as Stockholders’ Representative

/s/ Michael Spilo

JONATHAN DAUB

/s/ Jonathan Daub

FRANCIS REFOL

/s/ Francis Refol

DENNIS ALDOVER

/s/ Dennis Aldover

ZHICHENG QIU

/s/ Zhicheng Qiu